Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cogo Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-164699) on Form S-8 of Cogo Group, Inc. of our reports dated April 2, 2012, with respect to the consolidated balance sheets of Cogo Group, Inc. (the “Company”) and its subsidiaries (collectively, the “Group”) as of December 31, 2011 and 2010, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 20-F of Cogo Group, Inc. and to the reference to our firm under the heading “Selected Financial Data” in the annual report.

Our report dated April 2, 2012 on the consolidated financial statements contains an explanatory paragraph that states that the Group completed the redomestication merger of the Company, a Cayman Islands corporation, and Cogo Group, Inc., a Maryland corporation (“Cogo Maryland”) and the Company’s predecessor, on August 4, 2011. The consolidated financial position, results of operations and cash flows for all periods presented prior to August 4, 2011 relate to those of Cogo Maryland.

/s/ KPMG

Hong Kong, China

April 2, 2012